Exhibit 99.1

c

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	Cullen Zalman
Prosperity Bank Plaza	Executive Vice President – Banking and Corporate Activities
4295 San Felipe	281.269.7199
Houston, Texas 77027	cullen.zalman@prosperitybankusa.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

REPORTS FIRST QUARTER

2026 EARNINGS

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Completed the merger of American Bank Holding Corporation on January 1, 2026
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Completed the merger of Southwest Bancshares, Inc. on February 1, 2026
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Net income of $116.3 million and diluted earnings per share of $1.16 for first quarter 2026; excluding merger related expenses of $42.5 million, net income was $149.9 million(1) and diluted earnings per share were $1.50(1)
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First quarter net interest margin increased 21 basis points to 3.51% compared to 3.30% for fourth quarter 2025
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Loans, excluding Warehouse Purchase Program loans, increased $3.354 billion or 16.4% during first quarter 2026
•
Deposits increased $4.150 billion or 14.6% during first quarter 2026
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Allowance for credit losses on loans and on off-balance sheet credit exposure of $421.5 million and allowance for credit losses on loans to total loans, excluding Warehouse Purchase Program, of 1.61%(1)
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Nonperforming assets remain low at 0.33% of first quarter average interest-earning assets
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Completed core system conversion in February 2026
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Received all necessary regulatory approvals for the pending merger of Stellar Bancorp, Inc.
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Named in Forbes’ 2026 America’s Best Banks and is ranked among “America’s Best Regional Banks” by Newsweek in 2026

HOUSTON, April 29, 2026. Prosperity Bancshares, Inc.® (NYSE: PB) (“Prosperity Bancshares”), the parent company of Prosperity Bank® (collectively, “Prosperity”), reported net income of $116.3 million for the quarter ended March 31, 2026, compared with $130.2 million for the same period in 2025. Net income per diluted common share was $1.16 for the quarter ended March 31, 2026, compared with $1.37 for the same period in 2025. On January 1, 2026, American Bank Holding Corporation (“American”) merged with Prosperity Bancshares and American Bank, N.A. (“American Bank”) merged with Prosperity Bank (collectively, the “American Merger”), and on February 1, 2026, Southwest Bancshares, Inc. (“Southwest”) merged with Prosperity Bancshares and Texas Partners Bank (“Texas Partners”) merged with Prosperity Bank (collectively, the “Southwest Merger”, and together with the American Merger, the “Mergers”). During the first quarter of 2026, Prosperity incurred merger related expenses of $42.5 million, or $0.34(1)per diluted common share. Excluding these charges, net income was $149.9(1) million and earnings per diluted common share was $1.50(1) for the first quarter of 2026. Additionally, during the first quarter of 2026, loans, excluding Warehouse Purchase Program loans, increased $3.354 billion or 16.4%, and deposits increased $4.150 billion or 14.6%, with both increases primarily due to the Mergers. The annualized return on first quarter average assets was 1.10%. Nonperforming assets remain low at 0.33% of first quarter average interest-earning assets.

“The first quarter of 2026 was impactful for the company and I am excited to announce that during the quarter we completed the merger of American Bank Holding Corporation on January 1, 2026, completed the merger of Southwest Bancshares, Inc. on February 1, 2026 and announced the merger of Stellar Bancorp, Inc. on January 28, 2026, for which we have now received all necessary regulatory approvals and expect to complete on July 1, 2026. Additionally, we completed a core system conversion in February,” said David Zalman, Prosperity’s Senior Chairman and Chief Executive Officer.

______________

(1)
Refer to the “Notes to Selected Financial Data” at the end of this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

“We and others believe that Prosperity is doing the right thing. Prosperity has been ranked as one of Forbes America’s Best Banks for 2026, and since the list’s inception in 2010, was ranked in the Top 10 for 14 consecutive years. Prosperity has also been recognized by Newsweek as one of “America’s Best Regional Banks” and was ranked 15th in S&P Global Market Intelligence’s “Top 50 US Public Bank Ranking” for 2025,” continued Zalman.

“In an effort to continue to enhance shareholder value, Prosperity Bancshares repurchased approximately 837,000 shares of its common stock at an average weighted price of $68.15 per share for a total of $57.1 million during the first quarter of 2026,” added Zalman.

“Texas and Oklahoma continue to benefit from strong economies and are home to 57 Fortune 500 headquartered companies. Texas also benefits from diversification in various industries, including energy (oil, gas, renewables), technology, manufacturing, trade/logistics (major ports), healthcare and finance. Further, its business-friendly environment, no state income tax, population growth that support spending and workforce expansion, and key role in trade and cross-border commerce position it well for 2026 and the future,” stated Zalman.

“While Texas continues to outperform the Unites States on output growth, the labor market has cooled after years of expansion. The growth in 2026 is expected to be steady, although the state’s size, diversity and policy advantages position it well for a rebound,” concluded Zalman.

Results of Operations for the Three Months Ended March 31, 2026

For the three months ended March 31, 2026, net income was $116.3 million(2) or $1.16 per diluted common share compared with $130.2 million(3) or $1.37 per diluted common share for the same period in 2025. On a linked quarter basis, net income was $116.3 million(2) or $1.16 per diluted common share for the three months ended March 31, 2026, compared with $139.9 million(4) or $1.49 per diluted common share for the three months ended December 31, 2025. Net income and net income per diluted common share for the first quarter of 2026 were impacted by the Mergers and merger related expenses of $42.5 million. Excluding these charges, net income was $149.9(1) million and earnings per diluted common share was $1.50(1) for the three months ended March 31, 2026. Annualized returns on average assets, average common equity and average tangible common equity for the three months ended March 31, 2026 were 1.10%, 5.70% and 10.59%(1), respectively. Excluding merger related expenses, net of tax, annualized returns on average assets, average common equity and average tangible common equity for the three months ended March 31, 2026, were 1.42%(1), 7.35%(1) and 13.65%(1), respectively. Prosperity’s efficiency ratio (excluding net gains and losses on the sale, write-down or write-up of assets and securities) was 59.16%(1) for the three months ended March 31, 2026, and excluding merger related expenses, the efficiency ratio was 47.58%(1).

Net interest income before provision for credit losses was $321.2 million for the three months ended March 31, 2026, compared with $265.4 million for the same period in 2025, an increase of $55.8 million or 21.0%. The net interest margin on a tax equivalent basis was 3.51% for the three months ended March 31, 2026, compared with 3.14% for the same period in 2025. Net interest income before provision for credit losses increased $46.2 million or 16.8% to $321.2 million for the three months ended March 31, 2026, compared with $275.0 million for the three months ended December 31, 2025. The net interest margin on a tax equivalent basis was 3.51% for the three months ended March 31, 2026, compared with 3.30% for the three months ended December 31, 2025. The change for both periods were primarily due to the repricing of assets and the impact of the Mergers.

Noninterest income was $46.5 million for the three months ended March 31, 2026, compared with $41.3 million for the same period in 2025, an increase of $5.2 million or 12.5%. Noninterest income was $46.5 million for the three months ended March 31, 2026, compared with $42.8 million for the three months ended December 31, 2025, an increase of $3.7 million or 8.6%. The change for both periods was primarily due to the Mergers.

Noninterest expense was $217.3 million for the three months ended March 31, 2026, compared with $140.3 million for the same period in 2025, an increase of $77.0 million. Noninterest expense was $217.3 million for the three months ended March 31, 2026, compared with $138.7 million for the three months ended December 31, 2025, an increase of $78.6 million. The change for both periods was primarily due to an increase in merger related expenses of $42.5 million, an increase in salaries and benefits and an increase in additional expenses related to three months of American operations and two months of Southwest operations.

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(2)
Includes purchase accounting adjustments of $4.8 million, net of tax, primarily comprised of loan discount accretion of $3.7 million and merger related provision for credit losses of $42.5 million for the three months ended March 31, 2026.
(3)
Includes purchase accounting adjustments of $3.2 million, net of tax, primarily comprised of loan discount accretion of $3.3 million for the three months ended March 31, 2025.
(4)
Includes purchase accounting adjustments of $2.7 million, net of tax, primarily comprised of loan discount accretion of $3.1 million for the three months ended December 31, 2025.

Balance Sheet Information

Prosperity had $43.619 billion in total assets at March 31, 2026, an increase of $4.855 billion or 12.5%, compared with $38.765 billion at March 31, 2025. Linked quarter total assets increased by $5.156 billion or 13.4% compared with $38.463 billion at December 31, 2025. Total assets increased primarily due to the Mergers.

Loans were $25.288 billion at March 31, 2026, an increase of $3.310 billion or 15.1% from $21.978 billion at March 31, 2025. Linked quarter loans increased $3.483 billion or 16.0% from $21.805 billion at December 31, 2025. Loans increased primarily due to the Mergers. Loans, excluding Warehouse Purchase Program loans, were $23.855 billion at March 31, 2026, compared with $20.920 billion at March 31, 2025, an increase of $2.935 billion or 14.0%, and compared with $20.501 billion at December 31, 2025, an increase of $3.354 billion or 16.4%.

Deposits were $32.633 billion at March 31, 2026, an increase of $4.606 billion or 16.4%, from $28.027 billion at March 31, 2025. Linked quarter deposits increased $4.150 billion or 14.6% from $28.482 billion at December 31, 2025. Deposits increased primarily due to the Mergers.

Asset Quality

Nonperforming assets totaled $122.1 million or 0.33% of quarterly average interest-earning assets at March 31, 2026, compared with $81.4 million or 0.24% of quarterly average interest-earning assets at March 31, 2025 and $150.8 million or 0.46% of quarterly average interest-earning assets at December 31, 2025.

The allowance for credit losses on loans and off-balance sheet credit exposures was $421.5 million at March 31, 2026, compared with $386.7 million at March 31, 2025 and $371.4 million at December 31, 2025. There was no provision for credit losses for the three months ended March 31, 2026, March 31, 2025 and December 31, 2025.

The allowance for credit losses on loans was $383.8 million or 1.52% of total loans at March 31, 2026, compared with $349.1 million or 1.59% of total loans at March 31, 2025 and $333.7 million or 1.53% of total loans at December 31, 2025. The allowance for credit losses on loans increased during the first quarter of 2026 due to the Mergers, of which $47.5 million was attributable to the American Merger and $43.9 million was attributable to the Southwest Merger. Excluding Warehouse Purchase Program loans, the allowance for credit losses on loans to total loans was 1.61%(1) at March 31, 2026, compared with 1.67%(1) at March 31, 2025 and 1.63%(1) at December 31, 2025.

Net charge-offs were $41.3 million for the three months ended March 31, 2026, compared with net charge-offs of $2.7 million for the three months ended March 31, 2025 and net charge-offs of $5.9 million for the three months ended December 31, 2025. Net charge-offs for the first quarter 2026 included a $33.8 million increase in net charge-offs for commercial and industrial loans. Net charge-offs for the first quarter of 2026 included $2.0 million related to resolved purchased credit deteriorated (“PCD”) loans, which had specific reserves that were allocated to the charge-offs. Additionally, reserves on PCD loans increased by $49.0 million due to Day One accounting for PCD loans at the time of the Mergers. Further, $2.0 million of reserves on resolved PCD loans without any related charge-offs were released to the general reserve.

Dividend

Prosperity Bancshares declared a second quarter 2026 cash dividend of $0.60 per share to be paid on July 1, 2026, to all shareholders of record as of June 15, 2026.

Stock Repurchase Program

On January 26, 2026, Prosperity Bancshares announced a stock repurchase program under which up to 5%, or approximately 4.87 million shares, of its outstanding common stock may be acquired over a one-year period expiring on January 26, 2027, at the discretion of management. Under its 2026 stock repurchase program, Prosperity Bancshares repurchased approximately 837,000 shares of its common stock at an average weighted price of $68.15 per share for a total of $57.1 million during the three months ended March 31, 2026.

Pending Acquisition of Stellar Bancorp, Inc.

On January 28, 2026, Prosperity Bancshares and Stellar Bancorp, Inc. (“Stellar”) jointly announced the signing of an Agreement and Plan of Merger (the “Merger Agreement”), which provides that Stellar, the parent company of Stellar Bank (“Stellar Bank”), will merge with and into Prosperity Bancshares, and Stellar Bank will merge with and into Prosperity Bank. Stellar Bank operates 52 banking offices in greater Houston and Beaumont, Texas and surrounding areas.

Under the terms and subject to the conditions of the Merger Agreement, Prosperity Bancshares will issue 0.3803 shares of its common stock and $11.36 in cash for each outstanding share of Stellar common stock. Based on Prosperity Bancshares’ closing price of $72.90 on January 27, 2026, the total consideration was valued at approximately $2.002 billion. Prosperity has received all necessary regulatory approvals for the acquisition of Stellar and Stellar Bank, and the transaction is expected to be completed on or about July 1, 2026, subject to approval by Stellar shareholders and the satisfaction or waiver of other customary closing conditions set for in the Merger Agreement.

Acquisition of Southwest Bancshares, Inc.

On February 1, 2026, Prosperity completed the acquisition of Southwest and its wholly owned subsidiary Texas Partners, headquartered in San Antonio, Texas. Texas Partners operated 11 banking offices in Central Texas including its main office in San Antonio, and banking offices in the San Antonio area, Austin and the Hill Country.

Pursuant to the terms of the definitive agreement, Prosperity Bancshares issued 4,094,974 shares of its common stock for all outstanding shares of Southwest common stock in the first quarter of 2026. This resulted in goodwill of $134.1 million as of March 31, 2026, which does not include all the subsequent fair value adjustments that have not yet been finalized. Additionally, Prosperity recognized $33.8 million of core deposit intangibles as of March 31, 2026.

Acquisition of American Bank Holding Corporation

On January 1, 2026, Prosperity completed the acquisition of American and its wholly owned subsidiary American Bank, headquartered in Corpus Christi, Texas. American Bank operated 18 banking offices and two loan production offices in South and Central Texas including its main office in Corpus Christi, and banking offices in San Antonio, Austin, Victoria and the greater Corpus Christi area including Port Aransas and Rockport and a loan production office in Houston, Texas.

Pursuant to the terms of the definitive agreement, Prosperity Bancshares issued 4,439,938 shares of its common stock for all outstanding shares of American common stock in the first quarter of 2026. This resulted in goodwill of $185.0 million as of March 31, 2026, which does not include all the subsequent fair value adjustments that have not yet been finalized. Additionally, Prosperity recognized $31.1 million of core deposit intangibles as of March 31, 2026.

Conference Call

Prosperity’s management team will host a conference call on Wednesday, April 29, 2026, at 11:30 a.m. Eastern Time (10:30 a.m. Central Time) to discuss Prosperity’s first quarter 2026 earnings. Individuals and investment professionals may participate in the call by dialing 877-883-0383 for domestic participants, or 412-902-6506 for international participants. The participant elite entry number is 7638209.

Alternatively, individuals may listen to the live webcast of the presentation by visiting Prosperity’s website at www.prosperitybankusa.com. The webcast may be accessed from Prosperity’s Investor Relations page by selecting “Presentations, Webcasts & Calls” from the menu and following the instructions.

Non-GAAP Financial Measures

Prosperity’s management uses certain non-GAAP financial measures to evaluate its performance. Specifically, for internal planning and forecasting purposes, Prosperity reviews each of diluted earnings per share, return on average assets, return on average common equity, and return on average tangible common equity, in each case excluding merger related expenses, net of tax, and FDIC special assessment, net of tax; return on average tangible common equity; tangible book value per share; the tangible equity to tangible assets ratio; allowance for credit losses to total loans excluding Warehouse Purchase Program loans; the efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets; and the efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets, merger related expenses, and FDIC special assessment. Prosperity believes these non-GAAP financial measures provide information useful to investors in understanding Prosperity’s financial results and their presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Prosperity’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. Further, Prosperity believes that these non-GAAP financial measures provide useful information by excluding certain items that may not be indicative of its core operating earnings and business outlook. These non-GAAP financial measures should not be considered a substitute for, nor of greater importance than, GAAP basis financial measures and results; Prosperity strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Please refer to the “Notes to Selected Financial Data” at the end of this Earnings Release for a reconciliation of these non-GAAP financial measures to the nearest respective GAAP financial measures.

Prosperity Bancshares, Inc. ®

As of March 31, 2026, Prosperity Bancshares, Inc.® is a $43.619 billion Houston, Texas based regional financial holding company providing personal banking services and investments to consumers and businesses throughout Texas and Oklahoma. Founded in 1983, Prosperity believes in a community banking philosophy, taking care of customers, businesses and communities in the areas it serves by providing financial solutions to simplify everyday financial needs. In addition to offering traditional deposit and loan products, Prosperity offers digital banking solutions, credit and debit cards, mortgage services, retail brokerage services, trust and wealth management, and treasury management.

Prosperity currently operates 312 full-service banking locations: 62 in the Houston area, including The Woodlands; 36 in the South Texas area including Corpus Christi and Victoria; 61 in the Dallas/Fort Worth area; 22 in the East Texas area; 28 in the Central Texas area including Austin and San Antonio; 45 in the West Texas area including Lubbock, Midland-Odessa, Abilene; Amarillo and Wichita Falls; 15 in the Bryan/College Station area, 6 in the Central Oklahoma area; 8 in the Tulsa, Oklahoma area; 18 in the Central, South Texas and San Antonio areas doing business as American Bank and 11 in the San Antonio area doing business as Texas Partners Bank.

Cautionary Notes on Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and the remarks by Prosperity’s management on the conference call may contain, statements regarding the proposed transaction between Prosperity Bancshares, Inc. (“Prosperity”) and Stellar Bancorp, Inc. (“Stellar”); future financial and operating results; benefits and synergies of the proposed transaction; future opportunities for Prosperity; the issuance of common stock of Prosperity contemplated by the Agreement and Plan of Merger by and between Prosperity and Stellar (the “Merger Agreement”); the expected timing of the closing of the proposed transaction contemplated by the Merger Agreement; the ability of the parties to complete the proposed transaction considering the various closing conditions and any other statements about future expectations that constitute forward-looking statements within the meaning of the federal securities laws, including the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. From time to time, oral or written forward-looking statements may also be included in other information released to the public. Such forward-looking statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may,” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. Forward-looking statements include all statements other than statements of historical fact, including forecasts or trends, and are based on current expectations, assumptions, estimates, and projections about Prosperity, Stellar and their respective subsidiaries or related to the proposed transaction between Prosperity and Stellar and are subject to significant risks and uncertainties that could cause actual results to differ materially from the results expressed in such statements.

These forward-looking statements may include information about Prosperity’s and Stellar’s possible or assumed future economic performance or future results of operations, including future revenues, income, expenses, provision for loan losses, provision for taxes, effective tax rate, earnings per share and cash flows and Prosperity’s and Stellar’s future capital expenditures and dividends, future financial condition and changes therein, including changes in Prosperity’s and Stellar’s loan portfolio and allowance for loan losses, future capital structure or changes therein, as well as the plans and objectives of management for Prosperity’s and Stellar’s future operations, future or proposed acquisitions, the future or expected effect of acquisitions on Prosperity’s and Stellar’s operations, results of operations, financial condition, and future economic performance, statements about the anticipated benefits of the proposed transaction, and statements about the assumptions underlying any such statement.

These forward-looking statements are not guarantees of future performance and are based on expectations and assumptions Prosperity currently believes to be valid. Because forward-looking statements relate to future results and occurrences, many of which are outside of the control of Prosperity and Stellar, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. These risks and uncertainties include, but are not limited to, whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate, interest rate and commodity price fluctuations; changes in trade policies by the United States or other countries, such as tariffs or retaliatory tariffs; and the effect, impact, potential duration or other implications of weather and climate-related events. Many possible events or factors could adversely affect the future financial results and performance of Prosperity, Stellar or the combined company and could cause those results or performance to differ materially from those expressed in or implied by the forward-looking statements. Such risks and uncertainties include, among others: (1) the risk that the cost savings and synergies from the proposed transaction may not be fully realized or may take longer than anticipated to be realized, (2) disruption to Prosperity’s and Stellar’s businesses as a result of the announcements and pendency of the proposed transaction, (3) the risk that the integration of Stellar’s businesses and operations into Prosperity will be materially delayed or will be more costly or difficult than expected, or that Prosperity is otherwise unable to successfully integrate Stellar’s business into its own, including as a result of unexpected factors or events, (4) the failure to obtain the necessary approval by the shareholders of Stellar, (5) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the proposed transaction, (6) the failure of the closing conditions in the Merger Agreement to be satisfied, or any unexpected delay in closing the proposed transaction or the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (7) the dilution caused by the issuances of additional shares of Prosperity’s common stock in the proposed transaction, (8) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (9) the outcome of any legal or regulatory proceedings that may be currently pending or later instituted against Prosperity before or after the proposed transaction, or against Stellar, (10) diversion of management’s attention from ongoing business operations and (11) general competitive, economic, political and market conditions and other factors that may affect future results of Prosperity and Stellar. Prosperity and Stellar disclaim any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. These and various other risks, uncertainties, assumptions, and factors are discussed in the respective Annual Reports on Form 10-K for the year ended December 31, 2025, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed by Prosperity or Stellar and in other filings made by Prosperity and Stellar with the Securities and Exchange Commission (the “SEC”) from time to time.

Additional Information about the Transaction and Where to Find It

In connection with the proposed transaction, Prosperity has filed with the SEC a registration statement (the “Registration Statement”) on Form S-4 (File No. 333-294882) to register the shares of Prosperity common stock to be issued to the shareholders of Stellar in connection with the proposed transaction. The Registration Statement includes a prospectus of Prosperity and a proxy statement of Stellar (the “proxy statement/prospectus”), which has been sent to the shareholders of Stellar in connection with the proposed transaction. The Registration Statement was declared effective on April 21, 2026, at which time Prosperity filed a final prospectus and Stellar filed a definitive proxy statement. The mailing of the proxy statement/prospectus to Stellar shareholders commenced on April 23, 2026. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus or any other document that may be filed by Prosperity or Stellar with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY/STATEMENT PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain the Registration Statement and the proxy statement/prospectus and other documents that are filed with the SEC by Prosperity or Stellar, as applicable, free of charge from the SEC’s website at https://www.sec.gov or through the investor relations section of Prosperity’s website at https://www.prosperitybankusa.com/investor-relations/ or Stellar’s website at https://ir.stellar.bank.

Participants in the Solicitation

Prosperity, Stellar and certain of their directors and executive officers and other employees may be deemed to be participants in the solicitation of proxies from Stellar’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Prosperity and their ownership of Prosperity common stock is contained in the definitive proxy statement for Prosperity’s 2026 annual meeting of shareholders (the “Prosperity Annual Meeting Proxy Statement”), which was filed with the SEC on March 16, 2026, including under the headings “Item 1. Election of Directors,” “Corporate Governance,” “Executive Compensation and Other Matters,” “Item 3. Advisory Vote on Executive Compensation,” and “Beneficial Ownership of Common Stock by Management of the Company and Principal Shareholders.” Information about the directors and executive officers of Stellar and their ownership of Stellar common stock is contained in Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2025 of Stellar (the “Stellar 10-K/A”), which was filed with the SEC on April 17, 2026. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Stellar in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is included in the proxy statement/prospectus relating to the proposed transaction filed with the SEC. To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Prosperity Annual Meeting Proxy Statement or the Stellar 10-K/A, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC, as applicable. Free copies of the proxy statement/prospectus relating to the proposed transaction and free copies of the other SEC filings to which reference is made in this paragraph may be obtained from the SEC’s website at https://www.sec.gov or through the investor relations section of Prosperity’s website at https://www.prosperitybankusa.com/investor-relations/ or Stellar’s website at https://ir.stellar.bank.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to subscribe for, buy or sell, or the solicitation of an offer to subscribe for, buy or sell, or an invitation to subscribe for, buy or sell any securities or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, invitation, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, and otherwise in accordance with applicable law.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(In thousands)

	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025
Balance Sheet Data (at period end)
Loans held for sale	$21,925	$14,155	$11,297	$6,004	$9,764
Loans held for investment	23,832,909	20,486,415	20,738,294	20,903,944	20,909,913
Loans held for investment - Warehouse Purchase Program	1,433,152	1,304,798	1,278,178	1,287,440	1,057,893
Total loans	25,287,986	21,805,368	22,027,769	22,197,388	21,977,570

Investment securities(A)	11,951,591	10,613,425	10,232,462	10,608,104	10,792,731
Federal funds sold	209	217	210	197	221
Allowance for credit losses on loans	(383,840)	(333,742)	(339,626)	(346,084)	(349,101)
Cash and due from banks	1,547,967	1,747,511	1,766,115	1,304,993	1,694,637
Goodwill	3,822,283	3,503,127	3,503,127	3,503,127	3,503,127
Core deposit intangibles, net	111,243	51,605	55,194	58,796	62,406
Other real estate owned	13,257	13,296	13,750	7,874	8,012
Fixed assets, net	429,775	383,449	378,776	374,602	373,273
Other assets	838,712	679,169	692,692	708,355	701,799
Total assets	$43,619,183	$38,463,425	$38,330,469	$38,417,352	$38,764,675

Noninterest-bearing deposits	$10,580,920	$9,467,911	$9,522,028	$9,426,657	$9,675,915
Interest-bearing deposits	22,051,836	19,014,573	18,260,066	18,046,754	18,350,884
Total deposits	32,632,756	28,482,484	27,782,094	27,473,411	28,026,799
Other borrowings	2,200,000	1,950,000	2,400,000	2,900,000	2,700,000
Securities sold under repurchase agreements	176,099	201,216	185,797	183,572	216,086
Subordinated notes and junior subordinated debentures	76,186	—	—	—	—
Allowance for credit losses on off-balance sheet credit exposures	37,646	37,646	37,646	37,646	37,646
Other liabilities	288,645	175,939	259,994	222,987	267,083
Total liabilities	35,411,332	30,847,285	30,665,531	30,817,616	31,247,614
Shareholders' equity(B)	8,207,851	7,616,140	7,664,938	7,599,736	7,517,061
Total liabilities and equity	$43,619,183	$38,463,425	$38,330,469	$38,417,352	$38,764,675

(A) Includes $44, ($375), ($1,987), ($1,657) and ($1,374) in unrealized gain (losses) on available for sale securities for the quarterly periods ended March 31, 2026, December 31, 2025, September 30, 2025, June 30, 2025, and March 31, 2025, respectively.

(B) Includes $35, ($296), ($1,570), ($1,309) and ($1,085) in after-tax unrealized gain (losses) on available for sale securities for the quarterly periods ended March 31, 2026, December 31, 2025, September 30, 2025, June 30, 2025, and March 31, 2025, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(In thousands)

	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025
Income Statement Data
Interest income:
Loans	$361,756	$321,516	$329,445	$325,490	$319,023
Securities(C)	70,531	56,767	58,207	57,836	57,886
Federal funds sold and other earning assets	9,488	8,364	10,455	9,438	15,896
Total interest income	441,775	386,647	398,107	392,764	392,805

Interest expense:
Deposits	104,237	94,625	95,965	93,790	95,597
Other borrowings	14,783	16,028	27,613	30,101	30,492
Securities sold under repurchase agreements	902	1,041	1,094	1,151	1,334
Subordinated notes and junior subordinated debentures	703	—	—	—	—
Total interest expense	120,625	111,694	124,672	125,042	127,423
Net interest income	321,150	274,953	273,435	267,722	265,382
Provision for credit losses	—	—	—	—	—
Net interest income after provision for credit losses	321,150	274,953	273,435	267,722	265,382

Noninterest income:
Nonsufficient funds (NSF) fees	10,867	9,715	9,805	8,885	9,147
Credit card, debit card and ATM card income	9,483	9,462	9,446	9,761	8,739
Service charges on deposit accounts	8,680	7,618	7,317	7,645	7,408
Trust income	4,922	3,662	3,526	3,859	3,601
Mortgage income	1,280	954	931	965	1,009
Brokerage income	1,568	1,570	1,328	1,225	1,262
Bank owned life insurance income	2,598	2,117	2,111	1,985	2,115
Net gain (loss) on sale or write-down of assets	318	35	3	1,414	(235)
Other noninterest income	6,758	7,647	6,771	7,243	8,255
Total noninterest income	46,474	42,780	41,238	42,982	41,301

Noninterest expense:
Salaries and benefits	109,211	88,384	87,949	87,296	89,476
Net occupancy and equipment	10,654	9,379	9,395	9,168	9,146
Credit and debit card, data processing and software amortization	18,114	12,621	12,515	12,056	11,422
Regulatory assessments and FDIC insurance	6,041	1,600	5,198	5,508	5,789
Core deposit intangibles amortization	5,259	3,588	3,602	3,610	3,641
Depreciation	5,548	5,155	4,966	4,779	4,774
Communications	3,834	3,528	3,480	3,507	3,473
Other real estate expense	341	219	314	204	140
Net (gain) loss on sale or write-down of other real estate	(41)	109	(81)	(222)	(30)
Merger related expenses	42,516	268	62	—	—
Other noninterest expense	15,810	13,861	11,235	12,659	12,470
Total noninterest expense	217,287	138,712	138,635	138,565	140,301
Income before income taxes	150,337	179,021	176,038	172,139	166,382
Provision for income taxes	34,070	39,114	38,482	36,984	36,157
Net income available to common shareholders	$116,267	$139,907	$137,556	$135,155	$130,225

(C) Interest income on securities was reduced by net premium amortization of $3,829, $4,668, $2,877, $4,926, and $5,027 for the three months ended March 31, 2026, December 31, 2025, September 30, 2025, June 30, 2025, and March 31, 2025, respectively.

Prosperity Bancshares, Inc. ®

Financial Highlights (Unaudited)

(Dollars and share amounts in thousands, except per share data and market prices)

	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025

Profitability
Net income (D) (E)	$116,267	$139,907	$137,556	$135,155	$130,225

Basic earnings per share	$1.16	$1.49	$1.45	$1.42	$1.37
Diluted earnings per share	$1.16	$1.49	$1.45	$1.42	$1.37

Return on average assets (F) (J)	1.10%	1.49%	1.44%	1.41%	1.34%
Return on average common equity (F) (J)	5.70%	7.30%	7.18%	7.13%	6.94%
Return on average tangible common equity (F) (G) (J)	10.59%	13.61%	13.43%	13.44%	13.23%
Tax equivalent net interest margin (D) (E) (H)	3.51%	3.30%	3.24%	3.18%	3.14%
Efficiency ratio (G) (I) (K)	59.16%	43.66%	44.06%	44.80%	45.71%

Liquidity and Capital Ratios
Equity to assets	18.82%	19.80%	20.00%	19.78%	19.39%
Common equity tier 1 capital	15.44%	17.55%	17.53%	17.10%	16.92%
Tier 1 risk-based capital	15.44%	17.55%	17.53%	17.10%	16.92%
Total risk-based capital	16.69%	18.80%	18.78%	18.35%	18.17%
Tier 1 leverage capital	11.22%	11.93%	11.90%	11.62%	11.20%
Period end tangible equity to period end tangible assets (G)	10.77%	11.63%	11.81%	11.58%	11.23%

Other Data
Weighted-average shares used in computing earnings per common share
Basic	99,825	94,044	95,093	95,277	95,266
Diluted	99,825	94,044	95,093	95,277	95,266
Period end shares outstanding	100,835	93,058	94,993	95,277	95,258
Cash dividends paid per common share	$0.60	$0.60	$0.58	$0.58	$0.58
Book value per common share	$81.40	$81.84	$80.69	$79.76	$78.91
Tangible book value per common share (G)	$42.39	$43.64	$43.23	$42.38	$41.48

Common Stock Market Price
High	$77.20	$73.90	$75.44	$74.56	$82.75
Low	$63.20	$61.07	$64.27	$61.57	$68.96
Period end closing price	$67.18	$69.11	$66.35	$70.24	$71.37
Employees – FTE (excluding overtime)	4,429	3,941	3,937	3,921	3,898
Number of banking centers	312	283	283	283	284

(D) Includes purchase accounting adjustments for the periods presented as follows:

	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025
Loan discount accretion
Purchased seasoned loans (“PS loans”)	$2,562	$2,926	$2,242	$2,486	$2,615
PCD	$1,186	$205	$613	$638	$677
Securities net accretion	$1,573	$342	$1,475	$409	$705
Time deposits amortization	$(699)	$(1)	$(1)	$(2)	$(9)

(E) Using effective tax rate of 22.7%, 21.8%, 21.9%, 21.5% and 21.7% for the three months ended March 31, 2026, December 31, 2025, September 30, 2025, June 30, 2025 and March 31, 2025, respectively.

(F) Interim periods annualized.

(G) Refer to the “Notes to Selected Financial Data” at the end of this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

(H) Net interest margin for all periods presented is based on average balances on an actual 365-day basis.

(I) Calculated by dividing total noninterest expense, excluding credit loss provisions, by net interest income plus noninterest income, excluding net gains and losses on the sale, write-down or write-up of assets and securities. Additionally, taxes are not part of this calculation.

(J) For calculations of the annualized returns on average assets, average common equity and average tangible common equity excluding merger related expenses, net of tax, and FDIC special assessment, net of tax, refer to the “Notes to Selected Financial Data” at the end of this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

(K) For calculations of the efficiency ratio excluding merger related expenses and FDIC special assessment refer to the “Notes to Selected Financial Data” at the end of this Earnings Release for a reconciliation of these non-GAAP financial measures to the nearest respective GAAP financial measures.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

YIELD ANALYSIS	Three Months Ended
	Mar 31, 2026				Dec 31, 2025				Mar 31, 2025
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	(L)	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	(L)	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	(L)
Interest-earning assets:
Loans held for sale	$15,800	$238	6.11%		$11,077	$175	6.27%		$7,570	$127	6.80%
Loans held for investment	23,469,020	344,596	5.95%		20,603,235	302,679	5.83%		20,959,226	305,068	5.90%
Loans held for investment - Warehouse Purchase Program	1,207,793	16,922	5.68%		1,258,036	18,662	5.89%		876,086	13,828	6.40%
Total loans	24,692,613	361,756	5.94%		21,872,348	321,516	5.83%		21,842,882	319,023	5.92%
Investment securities	11,469,762	70,531	2.49%	(M)	10,378,696	56,767	2.17%	(M)	11,017,400	57,886	2.13%	(M)
Federal funds sold and other earning assets	1,026,015	9,488	3.75%		830,926	8,364	3.99%		1,443,220	15,896	4.47%
Total interest-earning assets	37,188,390	441,775	4.82%		33,081,970	386,647	4.64%		34,303,502	392,805	4.64%
Allowance for credit losses on loans	(330,133)				(337,892)				(350,715)
Noninterest-earning assets	5,361,351				4,921,850				5,004,291
Total assets	$42,219,608				$37,665,928				$38,957,078

Interest-bearing liabilities:
Interest-bearing demand deposits	$6,266,423	$13,993	0.91%		$4,812,342	$9,088	0.75%		$5,224,796	$9,019	0.70%
Savings and money market deposits	10,583,184	50,719	1.94%		9,054,281	44,771	1.96%		9,007,286	45,645	2.06%
Certificates and other time deposits	4,830,369	39,525	3.32%		4,519,742	40,766	3.58%		4,426,521	40,933	3.75%
Other borrowings	1,620,556	14,783	3.70%		1,595,652	16,028	3.99%		2,776,667	30,492	4.45%
Securities sold under repurchase agreements	177,719	902	2.06%		185,289	1,041	2.23%		217,945	1,334	2.48%
Subordinated notes and junior subordinated debentures	63,673	703	4.48%		—	—	—		—	—	—
Total interest-bearing liabilities	23,541,924	120,625	2.08%	(N)	20,167,306	111,694	2.20%	(N)	21,653,215	127,423	2.39%	(N)

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	10,260,022				9,543,581				9,504,540
Allowance for credit losses on off-balance sheet credit exposures	38,070				37,646				37,646
Other liabilities	218,810				248,593				255,876
Total liabilities	34,058,826				29,997,126				31,451,277
Shareholders' equity	8,160,782				7,668,802				7,505,801
Total liabilities and shareholders' equity	$42,219,608				$37,665,928				$38,957,078

Net interest income and margin		$321,150	3.50%			$274,953	3.30%			$265,382	3.14%
Non-GAAP to GAAP reconciliation:
Tax equivalent adjustment		575				514				587
Net interest income and margin (tax equivalent basis)		$321,725	3.51%			$275,467	3.30%			$265,969	3.14%

(L) Annualized and based on an actual 365-day basis.

(M) Yield on securities was impacted by net premium amortization of $3,829, $4,668, and $5,027 for the three months ended March 31, 2026, December 31, 2025, and March 31, 2025, respectively.

(N) Total cost of funds, including noninterest bearing deposits, was 1.45%, 1.49% and 1.66% for the three months ended March 31, 2026, December 31, 2025, and March 31, 2025, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025
YIELD TREND (O)

Interest-Earning Assets:
Loans held for sale	6.11%	6.27%	6.64%	6.79%	6.80%
Loans held for investment	5.95%	5.83%	5.90%	5.88%	5.90%
Loans held for investment - Warehouse Purchase Program	5.68%	5.89%	6.31%	6.34%	6.40%
Total loans	5.94%	5.83%	5.92%	5.91%	5.92%
Investment securities (P)	2.49%	2.17%	2.19%	2.13%	2.13%
Federal funds sold and other earning assets	3.75%	3.99%	4.44%	4.50%	4.47%
Total interest-earning assets	4.82%	4.64%	4.71%	4.66%	4.64%

Interest-Bearing Liabilities:
Interest-bearing demand deposits	0.91%	0.75%	0.76%	0.74%	0.70%
Savings and money market deposits	1.94%	1.96%	2.07%	2.05%	2.06%
Certificates and other time deposits	3.32%	3.58%	3.60%	3.59%	3.75%
Other borrowings	3.70%	3.99%	4.42%	4.44%	4.45%
Securities sold under repurchase agreements	2.06%	2.23%	2.32%	2.37%	2.48%
Subordinated notes and junior subordinated debentures	4.48%	—	—	—	—
Total interest-bearing liabilities	2.08%	2.20%	2.39%	2.38%	2.39%

Net Interest Margin	3.50%	3.30%	3.23%	3.18%	3.14%
Net Interest Margin (tax equivalent)	3.51%	3.30%	3.24%	3.18%	3.14%

(O) Annualized and based on average balances on an actual 365-day basis.

(P) Yield on securities was impacted by net premium amortization of $3,829, $4,668, $2,877, $4,926 and $5,027 for the three months ended March 31, 2026, December 31, 2025, September 30, 2025, June 30, 2025, and March 31, 2025, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025
Balance Sheet Averages
Loans held for sale	$15,800	$11,077	$8,371	$9,813	$7,570
Loans held for investment	23,469,020	20,603,235	20,851,896	20,907,400	20,959,226
Loans held for investment - Warehouse Purchase Program	1,207,793	1,258,036	1,217,579	1,179,307	876,086
Total loans	24,692,613	21,872,348	22,077,846	22,096,520	21,842,882

Investment securities	11,469,762	10,378,696	10,530,807	10,867,856	11,017,400
Federal funds sold and other earning assets	1,026,015	830,926	934,318	841,933	1,443,220
Total interest-earning assets	37,188,390	33,081,970	33,542,971	33,806,309	34,303,502
Allowance for credit losses on loans	(330,133)	(337,892)	(343,872)	(348,310)	(350,715)
Cash and due from banks	391,668	311,541	291,809	294,379	326,066
Goodwill	3,718,640	3,503,127	3,503,127	3,503,127	3,503,128
Core deposit intangibles, net	50,089	53,553	56,956	60,739	64,293
Other real estate	14,690	14,004	11,533	8,749	7,105
Fixed assets, net	423,530	380,254	377,680	374,486	374,448
Other assets	762,734	659,371	689,659	691,735	729,251
Total assets	$42,219,608	$37,665,928	$38,129,863	$38,391,214	$38,957,078

Noninterest-bearing deposits	$10,260,022	$9,543,581	$9,451,153	$9,508,845	$9,504,540
Interest-bearing demand deposits	6,266,423	4,812,342	4,656,452	4,807,864	5,224,796
Savings and money market deposits	10,583,184	9,054,281	8,977,585	8,944,897	9,007,286
Certificates and other time deposits	4,830,369	4,519,742	4,422,996	4,366,510	4,426,521
Total deposits	31,939,998	27,929,946	27,508,186	27,628,116	28,163,143
Other borrowings	1,620,556	1,595,652	2,480,435	2,717,583	2,776,667
Securities sold under repurchase agreements	177,719	185,289	187,462	194,577	217,945
Subordinated notes and junior subordinated debentures	63,673	—	—	—	—
Allowance for credit losses on off-balance sheet credit exposures	38,070	37,646	37,646	37,646	37,646
Other liabilities	218,810	248,593	258,156	227,002	255,876
Shareholders' equity	8,160,782	7,668,802	7,657,978	7,586,290	7,505,801
Total liabilities and equity	$42,219,608	$37,665,928	$38,129,863	$38,391,214	$38,957,078

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

	Mar 31, 2026		Dec 31, 2025		Sep 30, 2025		Jun 30, 2025		Mar 31, 2025
Period End Balances

Loan Portfolio
Commercial and industrial	$2,759,190	10.9%	$1,864,337	8.6%	$1,879,282	8.5%	$1,897,117	8.6%	$1,915,124	8.7%
Warehouse purchase program	1,433,152	5.7%	1,304,798	6.0%	1,278,178	5.8%	1,287,440	5.8%	1,057,893	4.8%
Construction, land development and other land loans	3,253,389	12.9%	2,741,455	12.6%	2,865,279	13.0%	2,873,238	12.9%	2,845,082	13.0%
1-4 family residential	7,876,021	31.1%	7,430,929	34.1%	7,461,900	33.9%	7,530,816	33.9%	7,576,350	34.5%
Home equity	846,739	3.3%	843,708	3.8%	848,740	3.9%	869,370	3.9%	896,529	4.1%
Commercial real estate (includes multi-family residential)	7,126,212	28.2%	5,776,397	26.5%	5,796,937	26.3%	5,827,645	26.3%	5,783,410	26.3%
Agriculture (includes farmland)	1,064,540	4.2%	1,027,904	4.7%	1,019,589	4.6%	1,029,250	4.6%	1,013,960	4.6%
Consumer and other	406,680	1.6%	376,241	1.7%	366,027	1.7%	368,747	1.7%	378,821	1.7%
Energy	522,063	2.1%	439,599	2.0%	511,837	2.3%	513,765	2.3%	510,401	2.3%
Total loans	$25,287,986		$21,805,368		$22,027,769		$22,197,388		$21,977,570

Deposit Types
Noninterest-bearing DDA	$10,580,920	32.4%	$9,467,911	33.2%	$9,522,028	34.3%	$9,426,657	34.3%	$9,675,915	34.5%
Interest-bearing DDA	6,345,797	19.5%	5,365,795	18.8%	4,766,146	17.2%	4,708,251	17.1%	4,931,769	17.6%
Money market	8,163,557	25.0%	6,538,213	23.0%	6,402,591	23.0%	6,302,770	23.0%	6,339,509	22.6%
Savings	2,743,732	8.4%	2,592,873	9.1%	2,616,196	9.4%	2,667,859	9.7%	2,703,736	9.7%
Certificates and other time deposits	4,798,750	14.7%	4,517,692	15.9%	4,475,133	16.1%	4,367,874	15.9%	4,375,870	15.6%
Total deposits	$32,632,756		$28,482,484		$27,782,094		$27,473,411		$28,026,799

Loan to Deposit Ratio	77.5%		76.6%		79.3%		80.8%		78.4%

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

Construction Loans

	Mar 31, 2026		Dec 31, 2025		Sep 30, 2025		Jun 30, 2025		Mar 31, 2025

Single family residential construction	$690,393	21.2%	$613,288	22.4%	$665,194	23.2%	$696,569	24.2%	$727,417	25.6%
Land development	407,811	12.5%	252,650	9.2%	248,616	8.7%	227,254	7.9%	225,784	7.9%
Raw land	276,693	8.5%	220,169	8.0%	230,021	8.0%	248,380	8.7%	261,918	9.2%
Residential lots	249,071	7.7%	199,709	7.3%	203,396	7.1%	217,835	7.6%	219,115	7.7%
Commercial lots	61,691	1.9%	59,683	2.2%	59,853	2.1%	55,176	1.9%	56,343	2.0%
Commercial construction and other	1,567,640	48.2%	1,396,850	50.9%	1,459,255	50.9%	1,428,985	49.7%	1,355,587	47.6%
Net unaccreted premuim (discount)	90		(894)		(1,056)		(961)		(1,082)
Total construction loans	$3,253,389		$2,741,455		$2,865,279		$2,873,238		$2,845,082

Non-Owner Occupied Commercial Real Estate Loans by Metropolitan Statistical Area (MSA) as of March 31, 2026

	Houston	Dallas	Austin	OK City	Tulsa	Other (Q)	Total
Collateral Type
Shopping center/retail	$237,105	$218,672	$60,763	$16,078	$10,018	$364,143	$906,779
Commercial and industrial buildings	213,914	104,905	31,958	32,429	11,380	301,121	695,707
Office buildings	149,264	292,193	77,325	42,683	4,364	114,900	680,729
Medical buildings	112,178	23,961	25,942	42,033	25,393	74,690	304,197
Apartment buildings	144,493	83,548	101,393	9,566	12,568	224,751	576,319
Hotel	119,709	117,533	36,689	12,740	—	252,738	539,409
Other	192,874	70,247	153,285	4,638	6,663	433,289	860,996
Total	$1,169,537	$911,059	$487,355	$160,167	$70,386	$1,765,632	$4,564,136	(R)

Acquired Loans

	PS Loans			PCD Loans			Total Acquired Loans
	Balance at Acquisition Date	Balance at Dec 31, 2025	Balance at Mar 31, 2026	Balance at Acquisition Date	Balance at Dec 31, 2025	Balance at Mar 31, 2026	Balance at Acquisition Date		Balance at Dec 31, 2025	Balance at Mar 31, 2026
Loan marks:
Acquired banks (S)	$388,625	$17,479	$15,064	$332,400	$5,267	$5,053	$721,025		$22,746	$20,117
American Bank (T)	15,473	—	15,902	1,923	—	1,297	17,396		—	17,199
Texas Partners Bank (U)	38,467	—	37,626	2,422	—	2,090	40,889		—	39,716
Total	442,565	17,479	68,592	336,745	5,267	$8,440	779,310		22,746	77,032

Acquired portfolio loan balances:
Acquired banks (S)	14,323,981	1,498,731	1,331,556	1,376,673	300,010	293,365	15,700,654	(V)	1,798,741	1,624,921
American Bank (T)	1,810,982	—	1,684,101	93,300	—	89,055	1,904,282		—	1,773,156
Texas Partners Bank (U)	1,864,565	—	1,769,908	76,199	—	70,248	1,940,764		—	1,840,156
Total	17,999,528	1,498,731	4,785,565	1,546,172	300,010	452,668	19,545,700		1,798,741	5,238,233

Acquired portfolio loan balances less loan marks	$17,556,963	$1,481,252	$4,716,973	$1,209,427	$294,743	$444,228	$18,766,390		$1,775,995	$5,161,201

(Q) Includes other MSA and non-MSA regions.

(R) Represents a portion of total commercial real estate loans of $7.126 billion as of March 31, 2026.

(S) Includes Bank Arlington, American State Bank, Community National Bank, First Federal Bank Texas, Coppermark Bank, First Victoria National Bank, The F&M Bank & Trust Company, Tradition Bank, LegacyTexas Bank, FirstCapital Bank and Lone Star Bank.

(T) The American Merger was completed on January 1, 2026. The American Merger resulted in the addition of $1.904 billion in loans with related purchase accounting adjustments of $17.4 million at acquisition date.

(U) The Southwest Merger was completed on February 1, 2026. The Southwest Merger resulted in the addition of $1.941 billion in loans with related purchase accounting adjustments of $40.9 million at acquisition date.

(V) Actual principal balances acquired.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025
Asset Quality
Nonaccrual loans	$106,473	$137,217	$105,529	$102,031	$73,287
Accruing loans 90 or more days past due	2,241	317	268	576	91
Total nonperforming loans	108,714	137,534	105,797	102,607	73,378
Repossessed assets	136	12	16	6	29
Other real estate	13,257	13,296	13,750	7,874	8,012
Total nonperforming assets	$122,107	$150,842	$119,563	$110,487	$81,419

Nonperforming assets:
Commercial and industrial (includes energy)	$17,495	$57,237	$27,880	$27,680	$8,966
Construction, land development and other land loans	2,054	2,183	583	1,859	1,952
1-4 family residential (includes home equity)	63,168	60,296	57,241	50,501	42,481
Commercial real estate (includes multi-family residential)	17,880	9,215	11,471	12,865	12,257
Agriculture (includes farmland)	16,259	16,713	17,080	17,547	15,725
Consumer and other	5,251	5,198	5,308	35	38
Total	$122,107	$150,842	$119,563	$110,487	$81,419
Number of loans/properties	484	449	424	392	363
Allowance for credit losses on loans	$383,840	$333,742	$339,626	$346,084	$349,101

Net charge-offs (recoveries):
Commercial and industrial (includes energy)	$39,225	$5,388	$3,341	$1,044	$330
Construction, land development and other land loans	—	(154)	34	(3)	(156)
1-4 family residential (includes home equity)	862	175	853	342	1,051
Commercial real estate (includes multi-family residential)	(121)	(665)	1,015	55	178
Agriculture (includes farmland)	52	(5)	(40)	(14)	—
Consumer and other	1,291	1,145	1,255	1,593	1,301
Total	$41,309	$5,884	$6,458	$3,017	$2,704

Asset Quality Ratios
Nonperforming assets to average interest-earning assets	0.33%	0.46%	0.36%	0.33%	0.24%
Nonperforming assets to loans and other real estate	0.48%	0.69%	0.54%	0.50%	0.37%
Net charge-offs to average loans (annualized)	0.67%	0.11%	0.12%	0.05%	0.05%
Allowance for credit losses on loans to total loans	1.52%	1.53%	1.54%	1.56%	1.59%
Allowance for credit losses on loans to total loans, excluding Warehouse Purchase Program loans (G)	1.61%	1.63%	1.64%	1.66%	1.67%

Prosperity Bancshares, Inc.®

Notes to Selected Financial Data (Unaudited)

(Dollars and share amounts in thousands, except per share data)

NOTES TO SELECTED FINANCIAL DATA

Prosperity’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, for internal planning and forecasting purposes, Prosperity reviews each of diluted earnings per share, return on average assets, return on average common equity, and return on average tangible common equity, in each case excluding merger related expenses, net of tax, and FDIC special assessment, net of tax; return on average tangible common equity; tangible book value per share; the tangible equity to tangible assets ratio; allowance for credit losses to total loans excluding Warehouse Purchase Program loans; the efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets; and the efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets, merger related expenses and FDIC special assessment. In addition, due to the application of purchase accounting, Prosperity uses certain non-GAAP financial measures and ratios that exclude the impact of these items to evaluate its allowance for credit losses to total loans (excluding Warehouse Purchase Program loans). Prosperity has included information below relating to these non-GAAP financial measures for the applicable periods presented.

	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025
Reconciliation of diluted earnings per share to diluted earnings per share excluding merger related expenses, net of tax, and FDIC special assessment, net of tax:
Diluted earnings per share (unadjusted)	$1.16	$1.49	$1.45	$1.42	$1.37

Net income	$116,267	$139,907	$137,556	$135,155	$130,225
Merger related expenses, net of tax(W)	33,588	212	49	—	—
FDIC special assessment, net of tax(W)	—	(2,807)	—	—	—
Net income excluding merger related expenses, net of tax, and FDIC special assessment, net of tax(W):	$149,855	$137,312	$137,605	$135,155	$130,225

Weighted average diluted shares outstanding	99,825	94,044	95,093	95,277	95,266
Merger related expenses, net of tax, per diluted common share(W)	$0.34	$—	$—	$—	$—
FDIC special assessment, net of tax, per diluted common share(W)	$—	$(0.03)	$—	$—	$—
Diluted earnings per share excluding merger related expenses, net of tax, and FDIC special assessment, net of tax:(W)	$1.50	$1.46	$1.45	$1.42	$1.37

Reconciliation of return on average assets to return on average assets excluding merger related expenses, net of tax, and FDIC special assessment, net of tax:
Return on average assets (unadjusted)	1.10%	1.49%	1.44%	1.41%	1.34%

Net income excluding merger related expenses, net of tax, and FDIC special assessment, net of tax(W):	$149,855	$137,312	$137,605	$135,155	$130,225
Average total assets	$42,219,608	$37,665,928	$38,129,863	$38,391,214	$38,957,078
Return on average assets excluding merger related expenses, net of tax, and FDIC special assessment, net of tax (F) (W)	1.42%	1.46%	1.44%	1.41%	1.34%

Reconciliation of return on average common equity to return on average common equity excluding merger related expenses, net of tax, and FDIC special assessment, net of tax:
Return on average common equity (unadjusted)	5.70%	7.30%	7.18%	7.13%	6.94%

Net income excluding merger related expenses, net of tax, and FDIC special assessment, net of tax(W):	$149,855	$137,312	$137,605	$135,155	$130,225
Average shareholders' equity	$8,160,782	$7,668,802	$7,657,978	$7,586,290	$7,505,801
Return on average common equity excluding merger related expenses, net of tax, and FDIC special assessment, net of tax (F) (W)	7.35%	7.16%	7.19%	7.13%	6.94%

Reconciliation of return on average common equity to return on average tangible common equity:
Net income	$116,267	$139,907	$137,556	$135,155	$130,225
Average shareholders' equity	$8,160,782	$7,668,802	$7,657,978	$7,586,290	$7,505,801
Less: Average goodwill and other intangible assets	(3,768,729)	(3,556,680)	(3,560,083)	(3,563,866)	(3,567,421)
Average tangible shareholders’ equity	$4,392,053	$4,112,122	$4,097,895	$4,022,424	$3,938,380
Return on average tangible common equity (F)	10.59%	13.61%	13.43%	13.44%	13.23%

(W) Calculated assuming a federal tax rate of 21.0%.

	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025
Reconciliation of return on average common equity to return on average tangible common equity excluding merger related expenses, net of tax, and FDIC special assessment, net of tax:
Net income excluding merger related expenses, net of tax, and FDIC special assessment, net of tax(W):	$149,855	$137,312	$137,605	$135,155	$130,225
Average shareholders' equity	$8,160,782	$7,668,802	$7,657,978	$7,586,290	$7,505,801
Less: Average goodwill and other intangible assets	(3,768,729)	(3,556,680)	(3,560,083)	(3,563,866)	(3,567,421)
Average tangible shareholders’ equity	$4,392,053	$4,112,122	$4,097,895	$4,022,424	$3,938,380
Return on average tangible common equity excluding merger related expenses, net of tax, and FDIC special assessment, net of tax (F) (W)	13.65%	13.36%	13.43%	13.44%	13.23%

Reconciliation of book value per share to tangible book value per share:
Shareholders’ equity	$8,207,851	$7,616,140	$7,664,938	$7,599,736	$7,517,061
Less: Goodwill and other intangible assets	(3,933,526)	(3,554,732)	(3,558,321)	(3,561,923)	(3,565,533)
Tangible shareholders’ equity	$4,274,325	$4,061,408	$4,106,617	$4,037,813	$3,951,528

Period end shares outstanding	100,835	93,058	94,993	95,277	95,258
Tangible book value per share	$42.39	$43.64	$43.23	$42.38	$41.48

Reconciliation of equity to assets ratio to period end tangible equity to period end tangible assets ratio:
Tangible shareholders’ equity	$4,274,325	$4,061,408	$4,106,617	$4,037,813	$3,951,528
Total assets	$43,619,183	$38,463,425	$38,330,469	$38,417,352	$38,764,675
Less: Goodwill and other intangible assets	(3,933,526)	(3,554,732)	(3,558,321)	(3,561,923)	(3,565,533)
Tangible assets	$39,685,657	$34,908,693	$34,772,148	$34,855,429	$35,199,142
Period end tangible equity to period end tangible assets ratio	10.77%	11.63%	11.81%	11.58%	11.23%

Reconciliation of allowance for credit losses to total loans to allowance for credit losses on loans to total loans excluding Warehouse Purchase Program:
Allowance for credit losses on loans	$383,840	$333,742	$339,626	$346,084	$349,101
Total loans	$25,287,986	$21,805,368	$22,027,769	$22,197,388	$21,977,570
Less: Warehouse Purchase Program loans	(1,433,152)	(1,304,798)	(1,278,178)	(1,287,440)	(1,057,893)
Total loans less Warehouse Purchase Program	$23,854,834	$20,500,570	$20,749,591	$20,909,948	$20,919,677
Allowance for credit losses on loans to total loans excluding Warehouse Purchase Program	1.61%	1.63%	1.64%	1.66%	1.67%

Reconciliation of efficiency ratio to efficiency ratio excluding net gains and losses on the sale, write-down or write-up of assets:
Noninterest expense	$217,287	$138,712	$138,635	$138,565	$140,301

Net interest income	$321,150	$274,953	$273,435	$267,722	$265,382
Noninterest income	46,474	42,780	41,238	42,982	41,301
Less: net gain (loss) on sale or write-down of assets	318	35	3	1,414	(235)
Noninterest income excluding net gains and losses on the sale, write-down or write-up of assets	46,156	42,745	41,235	41,568	41,536
Total income excluding net gains and losses on the sale, write-down or write-up of assets	$367,306	$317,698	$314,670	$309,290	$306,918
Efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets	59.16%	43.66%	44.06%	44.80%	45.71%

	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025
Reconciliation of efficiency ratio to efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets, merger related expenses and FDIC special assessment:
Noninterest expense	$217,287	$138,712	$138,635	$138,565	$140,301
Less: merger related expenses	42,516	268	62	—	—
Less: FDIC special assessment	—	(3,554)	—	—	—
Noninterest expense excluding merger related expenses and FDIC special assessment	$174,771	$141,998	$138,573	$138,565	$140,301

Net interest income	$321,150	$274,953	$273,435	$267,722	$265,382
Noninterest income	46,474	42,780	41,238	42,982	41,301
Less: net gain (loss) on sale or write down of assets	318	35	3	1,414	(235)
Noninterest income excluding net gains and losses on the sale, write-down or write-up of assets	46,156	42,745	41,235	41,568	41,536
Total income excluding net gains and losses on the sale, write-down or write-up of assets	$367,306	$317,698	$314,670	$309,290	$306,918
Efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets, merger related expenses and FDIC special assessment	47.58%	44.70%	44.04%	44.80%	45.71%